SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WONHE HIGH-TECH INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0775642
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Unit E8, 3/F, Tat Comm. Bldg. 97
Bonham Strand East, Sheng Wan, Hong Kong	_________
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange of which
each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-150835 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.001
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

Wonhe High-Tech International, Inc. (the “Registrant”) is authorized to issue 90,000,000 shares of common stock, $.001 par value, of which 23,900,130 shares were issued and outstanding as of May 14, 2012.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. Our former wholly-owned subsidiary, Shanghai Baby Fox, declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757, respectively to Fengling Wang, its sole shareholder at that time. Holders of our common stock have no preemptive rights. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Preferred Stock

The Registrant is authorized to issue 10,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding as of May 14, 2012.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that the Registrant determines issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Nevada. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of the Company(1)
3.2	Amended and Restated Bylaws of the Company (2)
3.3	Certificate of Amendment to the Articles of Incorporation(10)
10.1	Reorganization Agreement dated June 30, 2011, by and among Baby Fox International, Inc., Shanghai Baby Fox Fashion Co., Ltd., Baby Fox Limited, Hitoshi Yoshida and BBFX Holding Corp. (3)
10.2	Loan Agreement dated January 12, 2011 between Shanghai Baby Fox Fashion Co., Ltd. and Industrial Bank Co., Ltd. (English translation) (4)
10.3	Novation Agreement dated June 30, 2011, by and among Jieming Huang, Baby Fox International, Inc. and BBFX Holding Corp. (5)
10.4	Termination Agreement dated June 30, 2011, between Baby Fox International, Inc. and Beijing Allstar Business Consulting, Inc. (6)
10.5	Stock Purchase Agreement dated March 20, 2012, by and among Mu Zhang, Catalpa Holdings, Inc., First Prestige, Inc., JD infinity Holdings, Inc., Favor Jumbo Enterprises Limited, Super-stable Group Holdings Limited and Baby Fox International, Inc. (9)
14.1	Code of Ethics (7)
21.1	Subsidiaries of the Registrant (8)

1.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed on May 12, 2008.
2.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on July 7, 2011.
3.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on July 7, 2011.
4.	Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 23, 2011.
5.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 7, 2011.
6.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 7, 2011.
7.	Incorporated by reference to Exhibit 14.1 to the Registrant’s Form S-1 filed on May 12, 2008.
8.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on September 28, 2011.
9.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 23, 2012.
10.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 8, 2012.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 20, 2012

WONHE HIGH-TECH INTERNATIONAL, INC.

By: /s/ Nanfang Tong
Nanfang Tong
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)